Exhibit (k)(4)

SHAREHOLDER SERVICES AGREEMENT

CITY NATIONAL ROCHDALE SELECT STRATEGIES FUND

THIS SHAREHOLDER SERVICES AGREEMENT (this “Agreement”) is made as of the 23rd day of May, 2017, by and between City National Rochdale Select Strategies Fund, a Delaware statutory trust (the “Trust”), and City National Rochdale, LLC, a Delaware limited liability company (“CNR”).

WITNESSETH

WHEREAS, the Trust is registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust wishes to retain CNR to provide certain services described herein to clients (“Clients”) who from time to time beneficially own shares (“Shares”) of the Trust, and CNR is willing to provide such shareholder services in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

Section 1. The Trust hereby appoints CNR to provide the shareholder services specified in Section 2 of this Agreement to those Clients who may from time to time beneficially own Shares. CNR accepts the appointment and agrees to provide those shareholder services in return for compensation as provided in Section 7 of this Agreement. CNR agrees that the shareholder services required to be furnished hereunder shall be furnished in compliance with all relevant provisions of state and federal law, and in compliance with all applicable rules and regulations of all relevant regulatory agencies, including, without limitation, the 1940 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), the applicable rules and regulations promulgated thereunder.

Section 2. CNR agrees to provide one or more of the following shareholder services to Clients who from time to time beneficially own Shares:

(a)        responding to Client inquiries;

(b)        processing purchases or repurchases of Shares, including reinvestment of dividends;

(c)        assisting Clients in changing dividend options, account designations and addresses;

(d)        transmitting proxy statements, annual reports, prospectuses, and other correspondence from the Trust to Clients (including, upon request, copies, but not originals, of regular correspondence, confirmations, or regular statements of account) where such shareholders hold Shares registered in the name of CNR or its nominees; and

(e)        providing such other information and assistance to Clients as may be reasonably requested by such shareholders.

CNR is under no obligation to, and shall not, provide pursuant to this Agreement any services with respect to the sale or distribution of Shares.

Section 3. In the performance of its duties hereunder, CNR shall be obligated to exercise due care and diligence and to act in good faith and to use its best efforts. Without limiting the generality of the foregoing or of any other provision of this Agreement, CNR shall not be liable for delays or errors or losses of data that result from acts of war or terrorism, national emergencies or catastrophes directly affecting CNR, but such relief from liability shall not extend to delays, errors, or losses of data that result from power failures or other contingencies that typically are addressed by contingency or emergency plans meeting industry standards.

Section 4. CNR will provide all office space and equipment, telephone facilities and personnel (which may be part of the space, equipment and facilities currently used in CNR’s business, or any personnel employed by CNR) as may be reasonably necessary or beneficial in order to provide the aforementioned services and assistance to Clients.

Section 5. CNR agrees, on behalf of itself and its employees, to treat confidentially all records and other information about the Funds and the Trust and all prior, present, or potential Clients. This confidential information may be disclosed only after prior notification to, and approval of release of information in writing by, the Trust, which approval shall not be unreasonably withheld, nor may it be withheld where CNR may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

Section 6. CNR shall, for all purposes herein, be deemed to be an independent contractor, and CNR shall, unless otherwise expressly provided and authorized to do so, have no authority under this Agreement to act for or represent the Trust in any way, or in any way be deemed an agent for the Trust, except to the limited extent expressly provided in this Agreement. It is expressly understood and agreed that the services to be rendered by CNR under the provisions of this Agreement are not to be deemed exclusive, and CNR shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired materially thereby.

Section 7. As compensation for the services and facilities provided by CNR hereunder, the Trust will pay to CNR, and CNR will accept as full payment therefor, a fee, at an annual rate of 0.25% (twenty-five basis points) of the average net asset value of Shares owned by all Clients of CNR with whom CNR has a servicing relationship (the “Clients’ Shares”), which fee will be accrued weekly by the Trust and paid to CNR on a monthly basis.

Section 8. CNR agrees to indemnify and hold harmless the Trust and its officers and Trustees from all claims and liabilities (including, without limitation, liabilities arising under the Securities Act of 1933, the 1934 Act, the 1940 Act, and any state and foreign securities laws, all as amended from time to time) and expenses, including (without limitation) reasonable attorneys’ fees and disbursements, arising directly or indirectly from any action or thing which CNR takes or does or omits to take or do which is in violation of this Agreement, not in accordance with written instructions given by an officer of the Trust, in violation of written procedures then in effect, or arising out of CNR’s own willful misfeasance, bad faith, negligence or reckless disregard of the duties and obligations under this Agreement.

CNR shall provide such security as is necessary to prevent unauthorized use of any on-line computer facilities. CNR agrees to release, indemnify and hold harmless the Trust from any all direct or indirect liabilities or losses resulting from requests, directions, actions, or inactions of or by CNR, its officers, employees or agents regarding the transfer or registration of the Shares for accounts of its Clients. Officers of CNR will be available to consult from time to time with officers of the Trust and the Trustees concerning performance of the services contemplated by Section 2 of this Agreement.

Section 9. No person is authorized to make any representations concerning the Trust, the Shares or shareholder services that are inconsistent with the terms of this Agreement. CNR will not use or distribute, or authorize the use or distribution of, any statements other than those contained in the Trust’s then-current Prospectus or Statement of Additional Information or in such current supplemental literature as may be authorized by the Trust.

Section 10. This Agreement shall continue until terminated by the Trust or CNR on 60 days’ prior written notice to the other. CNR’s indemnification obligations under Section 8 shall survive the termination of this Agreement. All notices and other communications hereunder shall be in writing.

Section 11. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such charge or waiver is sought.

Section 12. (a) This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings, relating to the subject matter hereof.

(b) The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(c) This Agreement shall be governed by and construed in accordance with the laws of the State of California as applicable to contracts between California residents entered into and to be performed entirely within California.

(d) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(e) CNR acknowledges that it has received notice of and accepts the limitations of the Trust’s liability set forth in the Trust’s Agreement and Declaration of Trust, as it may be amended from time to time.

(f) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

(g) This Agreement may not be assigned without the prior mutual written consent of all parties.

[Signature page follows.]

By their signatures, the Trust and CNR agree to the terms of this Agreement.

CITY NATIONAL ROCHDALE SELECT STRATEGIES FUND

By: /s/ Anthony Sozio Date: 5/23/2017

Anthony Sozio
Title: Vice-President

CITY NATIONAL ROCHDALE, LLC

By: /s/ Kurt Hawkesworth Date: 5/23/2017

Kurt Hawkesworth
Title: COO

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